EXHIBIT 10

MFC Industrial Ltd.
Suite #1620 – 400 Burrard Street

Vancouver, British Columbia, Canada V6C 3A6

February 7, 2014

IAT Reinsurance Company Ltd.
48 Wall Street, 30th Floor
New York, NY 10005
Attn: Mr. Peter R. Kellogg

Ladies and Gentlemen:

Re: Mutual Settlement Agreement

This letter constitutes an agreement (the “Agreement”) among Peter R. Kellogg (“Mr. Kellogg”), IAT Reinsurance Company Ltd., a Bermuda limited liability company (“IAT”, and together with Mr. Kellogg, the “IAT Group”) and MFC Industrial Ltd., a British Columbia corporation (the “Company”).

WHEREAS, the IAT Group collectively may be deemed to beneficially own an aggregate of 20,662,400 Shares (as defined herein) of the Company, which represents approximately 33% of the issued and outstanding Shares;

AND WHEREAS, the IAT Group and the Company were engaged in a contested solicitation of proxies from the Company’s shareholders at the 2013 annual general and special meeting of the Company’s shareholders held on December 27, 2013; and

AND WHEREAS, the Company and the IAT Group desire to mutually resolve the Lawsuits (as defined herein) and all matters related thereto and, in furtherance thereof, undertake the actions and agreements contained herein.

NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.                  As used in this Agreement, the following terms shall have the following meanings:

“affiliate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and shall include Persons who become affiliates of any Person subsequent to the date of this Agreement and, in the case of the IAT Group, includes, without limitation, each of the IAT Subsidiaries and the entities and/or persons set forth in Schedule “A” hereto;

“Articles” means the Articles of the Company;

“Audit Committee” means the Audit Committee of the Board;

“beneficial ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act and shall also include ownership, directly or indirectly, through derivative securities, but for greater certainty, shall not be deemed to include the reference shares in connection with cash settled swap transactions;

“Board” means the board of directors of the Company;

“business day” means any day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia or Toronto, Ontario are authorized or obligated by applicable law or executive order to close or are otherwise generally closed;

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time;

“Existing Directors” means the members of the Board as of the date of this Agreement and any other member of the Board appointed pursuant to Section 3 or elected by shareholders of the Company upon the recommendation of the then Existing Directors;

“IAT Subsidiaries” means all of the insurance subsidiaries of IAT, including: Acceptance Casualty Insurance Company, Acceptance Indemnity Insurance Company, Harco National Insurance Company, Occidental Fire & Casualty Company of North Carolina, Transguard Insurance Company of America, Inc. and Wilshire Insurance Company;

“Indirect Proposals” means any proposal, motion or resolution proposed, made or put forward at or in respect of any meeting of Shareholders of the Company to: (i) increase the number of directors of the Company above seven; (ii) remove, replace or dismiss any Existing Director; (iii) elect as directors any persons not nominated by the Board; and (iv) amend, replace, alter, remove or otherwise change howsoever the "staggered" nature of the Board or the terms or provisions of the Articles related thereto;

“Lawsuits” means, collectively, (i) the complaints filed by the Company on November 25, 2013, against the IAT Group and certain other persons named therein in United States federal district court in New York, which was amended on January 6, 2014, and in Supreme Court of British Columbia, which was amended on December 2, 2013 (ii) the petition commenced by the IAT Group on December 10, 2013 against the Company and Michael Smith in Canadian provincial court in British Columbia;

“Shares” means the common shares of the Company;

“Term” shall have the meaning ascribed to such term in Section 13 of this Agreement.

2.                  (a) The Company represents and warrants to the IAT Group, and acknowledges that the IAT Group is relying on such representations and warranties in connection with entering into this Agreement, as follows:

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia and has the requisite power, authority and legal capacity to execute, deliver and perform and to consummate the transactions contemplated by this Agreement.

(ii) The execution and delivery of each of this Agreement and the Mutual Release by the Company has been duly authorized by all necessary action and no other proceedings on the part of the Company are necessary to authorize this Agreement.

(iii) This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

(iv) The execution and delivery of each of this Agreement and the Mutual Release by the Company and the performance and consummation by the Company of its obligations contemplated hereby and thereby do not (A) violate or breach any law, statute, rule, regulation or order to which the Company is subject or any provision of the organizational documents of the Company; and B) require any consent of any United States, Canadian or Bermudian (federal, state, provincial, local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority or other person is required to be obtained by such party in connection with the execution and delivery by such party of this Agreement (except to the extent already obtained).

(b) Each of IAT and Mr. Kellogg jointly and severally represents and warrants to the Company, and acknowledges that the Company is relying on such representations and warranties in connection with entering into this Agreement, as follows:

(i) IAT is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and each of IAT and Mr. Kellogg has the requisite power, authority and legal capacity to execute, deliver and perform and to consummate the transactions contemplated by this Agreement.

(ii) The execution and delivery of each of this Agreement and the Mutual Release by IAT has been duly authorized by all necessary action and no other proceedings on the part of IAT are necessary to authorize this Agreement.

(iii) Each of this Agreement and the Mutual Release constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

(iv) The execution and delivery of each of this Agreement and the Mutual Release by the IAT Group and the performance and consummation by the IAT Group of its obligations hereby and thereby do not (A) violate or breach any law, statute, rule, regulation or order to which IAT, Mr. Kellogg or the IAT Subsidiaries is subject or any provision of the organizational documents of IAT or the IAT Subsidiaries; and (B) require any consent of any United States, Canadian or Bermudian (federal, state, provincial, local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority or other person is required to be obtained by such party in connection with the execution and delivery by such party of this Agreement (except to the extent already obtained).

(vi) The IAT Group beneficially owns and has voting and dispositive power over a total of 20,662,400 Shares of the Company as set forth at Schedule “A” hereto and Kellogg has sole voting control over all such Shares and have no other interest (including convertible securities) in the securities of the Company.

3.                  On or prior to the date hereof, the Board has passed a resolution fixing the number of directors of the Company at seven (7), subject to the filing of the Notices of Dismissal of All Claims With Prejudice pursuant to Sections 8(a) and 8(b) hereof. The Company covenants that during the Term, the number of directors of the Company shall not be increased from seven directors unless such increase is approved by at least 6 of the 7 directors of the Company. The vacancy on the Board resulting from the increase in the number of directors of the Company to seven shall be filled within one hundred and twenty (120) days from the date hereof by a person who is qualified to act as a director of the Company and who is selected and approved by mutual written agreement of the Company and IAT.

4.                  The Board has approved the following amendments to the Articles to remove the casting vote of the chair at shareholders’ and directors’ meetings:

(i) an amendment to Section 8.20 of the Articles by deleting the title of Section 8.20 of the Articles and replacing it with the following word: “Equality of votes decided in the negative” and further by deleting all of the words in Section 8.20 of the Articles and replacing them with the following words:

“In the case of an equality of votes by shareholders on any question at a meeting of shareholders, such question shall be deemed to have not been passed, and, for the avoidance of doubt, the chair of a meeting of shareholders shall not have a casting or second vote.”; and

(ii) an amendment to Section 12.3 of the Articles by deleting all of the words in Section 12.3 of the Articles and replacing them with the following words:

“Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, such question shall be deemed to have not been passed, and, for the avoidance of doubt, the chair of the meeting shall not have a casting or second vote.”.

5.                  The Company covenants that during the Term, the amended sections of the Articles referenced in Section 4 of this Agreement shall not be further amended unless such amendment is approved by at least 6 of the 7 directors of the Company.

6.                  (a) During the Term, the IAT Group agree, on behalf of themselves and their respective affiliates, that they shall not and shall cause their respective affiliates not to, except pursuant to a negotiated transaction with the IAT Group and/or any of their respective affiliates approved by the Board:

(i)	make, effect, initiate, cause or participate in (A) any acquisition of beneficial ownership of any securities of the Company or any subsidiary or other affiliate or associate of the Company; or (B) any “solicitation” of “proxies” (as those terms are defined in the Exchange Act or Canadian National Instrument 51-102) or consents with respect to any securities of the Company;
(ii)	form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as such term is used in Section 13(d) of the Exchange Act, with respect to the Shares or otherwise support or participate in any effort by a third party, with respect to the matters set forth in Section 6(a)(i) above, or deposit any Shares in a voting trust or subject any Shares to any voting agreement, other than in each case solely with its affiliates (which affiliates the IAT Group shall cause to be subject to the same restrictions set forth herein as if they were parties hereto) with respect to the Shares now or hereafter owned by the IAT Group or pursuant to this Agreement;
(iii)	except pursuant to Section 3 above, nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others to seek to control or publicly influence the management, Board, or policies of the Company (other than through Mr. Kellogg and Mr. Horn in their capacities as members of the Board);
(iv)	take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in subsection (a) of this Section 6;
(v)	request or propose that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 6, including this subsection (v);
(vi)	agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in subsections (i), (ii), (iii), (iv), or (v) of this Section 6;
(vii)	assist, induce or encourage any other person or entity to take any action referred to in subsections (i), (ii), (iii), (iv), or (v) of this Section 6; or
(viii)	enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in subsections (i), (ii), (iii), (iv), or (v) of this Section 6.

(b) During the Term, the IAT Group agree, on behalf of themselves and their respective affiliates that they shall, with respect to any proposal approved by the Board and submitted to the shareholders of the Company relating to: (i) the election of directors of the Company; (ii) the appointment of auditors of the Company; and (iii) the approval of financial statements of the Company (collectively, the “Proposals”), vote any and all Shares beneficially owned by them as of the date hereof, or any Shares acquired by the IAT Group and their respective affiliates after the date of this Agreement, whether pursuant to the exercise of any convertible security beneficially owned by them or otherwise: (i)  in favour of the Proposals and as recommended by the Board; and (ii) in respect of Indirect Proposals, as recommended by the Board. The foregoing voting restrictions do not apply if there is any change in the majority of the then Existing Directors following the date of this Agreement. The IAT Group further covenant and agree that they will deposit, or cause the deposit, of duly executed and valid proxies or voting instruction forms to vote as provided for in this Section 6(b), with the Company at least four (4) business days prior to the deadline for depositing proxies as set forth in the notice of meeting relating to such proposal.

(c) During the Term, the IAT Group agree, on behalf of themselves and their respective affiliates that each person comprising the IAT Group and their respective affiliates will only sell, transfer or otherwise dispose of Shares in open market transactions on the New York Stock Exchange or on such principal stock exchange as the Shares are then listed for trading or in private transactions so long as any sale in any private transaction is not to any person or group (as defined in Section 13(d)(3) of the Exchange Act) who any member of the IAT Group knows, or has reason to know, beneficially owns or as a result of such transaction would beneficially own more than 5% of the then outstanding Shares.

(d) During the Term, the IAT Group agree, on behalf of themselves and their respective affiliates, that neither the IAT Group nor any of their respective affiliates or associate will engage in the short sale of Shares beneficially owned by the IAT Group or any of their respective affiliates, nor will they permit such Shares to be used for lending or otherwise by any third party in connection with short selling transactions or any other derivative transactions with similar economic effect.

(e) Notwithstanding the foregoing provisions of this Article 6, upon the occurrence of any of the following events, the obligations of the IAT Group under this Article 6 will terminate immediately and nothing in this Agreement will prohibit the IAT Group or any of its affiliates from undertaking any of the actions specified in the foregoing provisions of this Article 7:

(i)	the Company approves or enters into or announces the approval or entering into, of an agreement, transaction or proposal with a person (in this section, a “Supported Acquiror”) other than the IAT Group or any of its affiliates, a person under common control with the IAT Group or any of its affiliates, or a person acting jointly or in concert with the IAT Group or any of its affiliates or a person under common control with the IAT Group or any of its affiliates, in each case having as its object the acquisition, directly or indirectly, of: (i) such number of the outstanding Shares of the Company as would, when added to the shareholdings of the Supported Acquiror, a person under common control with the Supported Acquiror or a person acting jointly or in concert with the Supported Acquiror or a person under common control with the Supported Acquiror, constitute more than 50% of the outstanding Shares; or (ii) all or substantially all of the Company’s assets; or
(ii)	a third party publicly commences a bona fide formal take-over bid to the Company’s shareholders under applicable securities laws for more than 50% of the Shares; or

(iii)	a third party enters into an agreement with the Company to acquire, or acquires, beneficial ownership of more than 50% of the Shares,

provided that the obligations of the Kellogg Group under Article 6 shall be reinstated under this Agreement immediately in the event that such take-over bid, agreement or transaction referred to in (i), (ii) or (iii) above, as applicable, is terminated or withdrawn without being successful or completed.

(f) In the event that during the Term the Company waives the application of the shareholder rights plan agreement between the Company and Computershare Inc. dated November 11, 2013, or waives the application of any other shareholder rights plan adopted by the Company after the date hereof, in each case for the benefit of any person other than the IAT Group, the Company shall also concurrently waive the application of such rights plan for the benefit of the IAT Group and the IAT Group’s obligations under Section 6(a)(i) shall immediately terminate.

(g) Notwithstanding Section 6(a) or any other provision of this Agreement to the contrary, Mr. Kellogg shall be entitled to receive options, restricted stock units or other equity awards, as such awards may be granted from time-to-time by the Company, pursuant to the Company’s equity compensation plans as compensation for services rendered as a member of the Board. In addition, for the avoidance of doubt, nothing in this Section 6 or any other provision of this Agreement shall prohibit, constrain or otherwise restrict Mr. Kellogg or Mr. Horn from carrying out their duties as directors of the Company, including voicing their opinions and voting on Board matters as they deem fit in the circumstances.

7.                  The IAT Group covenant and agree that they shall cause all of their affiliates to abide by, and comply with, all of the terms of this Agreement and the IAT Group shall be jointly and severally fully responsible and liable for any breach of this Agreement by their affiliates.

8.                  As soon as possible and in any event within two business days of the execution of this Agreement:

(a)               the Company shall (i) file the Notice of Dismissal of All Claims With Prejudice in the form attached hereto as Schedule “B” relating to the MFC Lawsuit commenced in British Columbia on a without cost basis; and (ii) file the Notice of Dismissal of All Claims With Prejudice in the form attached hereto as Schedule “B” relating to the MFC Lawsuit commenced in New York on a without cost basis; and

(b)               the IAT Group shall file the Notice of Dismissal of All Claims With Prejudice in the form attached hereto as Schedule “C” relating to the IAT Canadian Petition on a without cost basis.

9.                  Concurrent with the execution of this Agreement, the Company and certain of its directors and the IAT Group have executed and delivered to each other the full and final mutual release between the Company, IAT, Mr. Kellogg and the other named defendants to the Lawsuits in a form mutually agreed among the parties (the “Mutual Release”).

10.              The Company shall issue a joint press release of the Company and the IAT Group in the form attached hereto as Schedule “D” (in this section, the “Press Release”) as soon as practicable on or after the date hereof, but in no event later than one business day after the date of this Agreement, and the Company shall file with the SEC a corresponding Form 6-K that includes both the Press Release and this Agreement. The IAT Group shall promptly file an early warning report and an amendment to their Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto in the form provided to the Company on the date hereof. Except as provided under this Section 10 or as required under applicable law, no party shall make any further public releases in respect hereof.

11.              The Company and the IAT Group each acknowledge and agree that (a) a breach or a threatened breach by either party of this Agreement may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) neither party shall plead in defense for any such relief that there would be no irreparable injury or an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity. Each party shall promptly notify the other parties of this Agreement in writing of any breach or threatened breach of this Agreement by such party or its affiliates. In the event of any legal suit, action or proceeding relating to this Agreement before a court of competent jurisdiction, the prevailing party or parties in such legal suit, action or proceeding shall be entitled to reimbursement from the non-prevailing party or parties for the reasonable legal fees and expenses incurred by such party or parties in connection with such legal suit, action or proceeding, including any appeal therefrom. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement (whether based on contract, tort or any other theory).

12.              During the Term, each of the IAT Group and the Company covenants and agrees that it shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the such other party, its affiliates or its and their management, officers, directors, representatives, agents or advisors.

13.              The term (the “Term”) of this Agreement shall be from the date hereof until August 7, 2016 unless earlier terminated;

(a)               by mutual written agreement between the Parties;

(b)               by the Company by written notice to the IAT Group if there has been a material breach by the IAT Group of any of their commitments or obligations under this Agreement and such material breach is incapable of being cured or, if capable of being so cured, has not been cured by the IAT Group within 21 business days of the IAT Group's receipt of written notice of such material breach from the Company; or

(c)                by the IAT Group by written notice to the Company if there has been a material breach by the Company of any of their commitments or obligations under this Agreement and such material breach is incapable of being cured or, if capable of being so cured, has not been cured by the Company within 21 business days of the Company's receipt of written notice of such material breach from the IAT Group or if the director designated by the IAT Group to serve on the Audit Committee is removed from such committee, provided that the Company or the Board shall be permitted to replace such designated director in the event he resigns or otherwise ceases to be a director of the Company.

14.              All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile or by a PDF attachment to an e-mail, or by courier or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company:

MFC Industrial Ltd.
Suite #1620 – 400 Burrard Street

Vancouver, British Columbia, Canada V6C 3A6

Attn: Michael Smith

Facsimile: (852) 2840 1260

E-Mail: mjsmith@mfinancialcorp.hk

with a copy (which shall not constitute notice) to:

Sangra Moller LLP
1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

V6C 3L2
Attn: Harjit Sangra
Facsimile: (604) 669-8803

E-Mail: hsangra@sangramoller.com

If to IAT or Peter Kellogg:

IAT Reinsurance Company Ltd.
48 Wall Street, 30th Floor
New York, NY 10005
Attn: Peter R. Kellogg

Facsimile: (847) 472-6032

E-Mail: pkellogg@iatre.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West

199 Bay Street
Attn: Donald Belovich

Facsimile: (416) 947-0866

E-Mail: dbelovich@stikeman.com

15.              The IAT Group hereby each designate, appoint and empower Stikeman Elliot LLP at their at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8 as their authorized agent to receive for and on each of their behalf service of summons or other legal process in any such action, suit or proceeding in connection with this Agreement. The IAT Group may change the process agent appointed under this Section 15 to another party in Vancouver, British Columbia upon five business days' prior written notice to the Company.

16.              This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.              Each party will, at its own expense, execute and deliver all such further agreements and documents and do such further acts and things as may be reasonably required to give effect to this Agreement.

18.              This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns.

19.              This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to its conflict of laws principles. The parties hereto each (a) irrevocably and unconditionally consent to the personal jurisdiction and venue of the courts located within Province of British Columbia; (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) shall not bring any action relating to this Agreement or otherwise in any court other than the courts located within the Province of British Columbia.

20.              Subject to the following sentence, this Agreement contains the entire agreement between the IAT Group and the Company concerning the subject matter hereof. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other parties. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

             21.    If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto shall replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

MFC INDUSTRIAL LTD.
By:
Authorized Signatory

 Accepted and agreed to this 7th day of February, 2014:

IAT REINSURANCE COMPANY LTD
By:
Authorized Signatory

Peter Kellogg

 SCHEDULE “A”

KELLOGG GROUP OWNERSHIP OF SHARES

NAME	NUMBER OF SHARES
Peter Kellogg	100,000
IAT Reinsurance Company Ltd.	10,567,620
Acceptance Casualty Insurance Company	227,273
Acceptance Indemnity Insurance Company	303,030
Bermuda Partners	1,000,000
Cynthia Kellogg	1,200,000
Harco National Insurance Company	776,511
Kellogg Family Trust	200,000
Occidental Fire & Casualty Company of North Carolina	580,093
Peter & Cynthia Kellogg Foundation	2,693,536
Peter Vest PTRS L.P.	190,000
PRK Corporation	966,718
PRK Non-Marital Trust	649,746
Transguard Insurance Company of America, Inc.	414,004
Wilshire Insurance Company	793,869

SCHEDULE “B”

NOTICE OF DISMISSAL OF ALL CLAIMS WITH PREJUDICE RELATING TO THE MFC LAWSUIT COMMENCED IN BRITISH COLUMBIA

Court File No.: S138773

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

BETWEEN:

MFC INDUSTRIAL LTD.

PETITIONER

AND

peter R. kellogG, CYNTHIA KELLOGG, lee Kellogg, Charles Kellogg, KELLOGG FAMILY TRUST, PETER AND CYNTHIA KELLOGG FOUNDATION, PETER VEST PTRS L.P., PRK CORPORATION, PRK NON-MARITAL TRUST, bermuda partners (US), iat reinsurance company, ltd., Acceptance Casualty Insurance Company, Acceptance Indemnity Insurance Company, Harco National Insurance Company, Occidental Fire & Casualty Company of North Carolina, INC., Transguard Insurance Company of America, Inc. and Wilshire Insurance Company, Inc.

RESPONDENTS

NOTICE OF DISCONTINUANCE

Filed by: MFC Industrial Ltd.

TAKE NOTICE that MFC Industrial Ltd. discontinues this proceeding against the Respondents, on a with prejudice, without costs basis.

Notice of trial has not been filed.

Date: February ●, 2014	.................................................................... Groia & Company, Lawyers for the Petitioner, MFC Industrial Ltd.

NOTICE OF DISMISSAL OF ALL CLAIMS WITH PREJUDICE RELATING TO THE MFC LAWSUIT COMMENCED IN NEW YORK

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

MFC INDUSTRIAL LTD.,
Plaintiff,

-against-

PETER KELLOGG, CYNTHIA KELLOGG, LEE KELLOGG, CHARLES KELLOGG, KELLOGG FAMILY TRUST, PETER AND CYNTHIA KELLOGG FOUNDATION, PETER VEST PTRS L.P., PRK CORPORATION, PRK NON-MARITAL TRUST, IAT REINSURANCE COMPANY LTD., BERMUDA PARTNERS, ACCEPTANCE CASUALTY INSURANCE CO., ACCEPTANCE INDEMNITY INSURANCE CO., HARCO NATIONAL INSURANCE CO., OCCIDENTAL FIRE & CASUALTY CO. OF NORTH CAROLINA, TRANSGUARD INSURANCE CO. OF AMERICA, INC., and WILSHIRE INSURANCE CO.,

13 Civ. 8400 (JGK)(JCF) NOTICE OF DISMISSAL WITH PREJUDICE PURSUANT TO F.R.C.P. 41(a)(1)(A)(i)
Defendants.

 WHEREAS, Plaintiff MFC Industrial Ltd. initiated the above-captioned case by filing a Complaint against Defendants Peter Kellogg, Cynthia Kellogg, Lee Kellogg, Charles Kellogg, Kellogg Family Trust, Peter and Cynthia Kellogg Foundation, Peter Vest PTRS L.P., PRK Corporation, PRK Non-Marital Trust, IAT Reinsurance Company Ltd., Bermuda Partners, Acceptance Casualty Insurance Co., Acceptance Indemnity Insurance Co., Harco National Insurance Co., Occidental Fire & Casualty Co. of North Carolina, Transguard Insurance Co. of America, Inc., and Wilshire Insurance Co. (hereafter “Defendants”) on November 25, 2013;

WHEREAS, the above-captioned case has been assigned to the Honorable John G. Koeltl of this Court;

WHEREAS, as of the date of this Notice of Dismissal, the Defendants in the above-captioned case have not served an answer or a motion for summary judgment in response to the Complaint;

THE PLAINTIFF, MFC INDUSTRIAL LTD., HEREBY GIVES NOTICE, pursuant to Rule 41(a)(1)(A)(i) of the Federal Rules of Civil Procedure, that it hereby dismisses the above-captioned case against the Defendants, with prejudice.

Dated: New York, New York

February ●, 2014

Respectfully submitted,

LATHAM & WATKINS LLP

By: _________________________

Craig A. Batchelor

885 Third Avenue

New York, New York 10022

(212) 906-1200

E-mail: craig.batchelor@lw.com

Attorneys for Plaintiff

MFC Industrial Ltd.

SCHEDULE “C”

NOTICE OF DISMISSAL OF ALL CLAIMS WITH PREJUDICE RELATING TO THE IAT CANADIAN PETITION

No. S139195

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

BETWEEN

IAT REINSURANCE COMPANY, LTD. and PETER R. KELLOGG

PETITIONERS

and

MFC INDUSTRIAL LTD. and MICHAEL SMITH

RESPONDENTS

NOTICE OF DISCONTINUANCE

Filed by:

IAT REINSURANCE COMPANY, LTD. and PETER R. KELLOGG

TAKE NOTICE that IAT Reinsurance Company, Ltd. and Peter R. Kellogg discontinue this proceeding against MFC Industrial Ltd. and Michael Smith, on a with prejudice, without costs basis.

Notice of trial has not been filed.

Date: February ●, 2014	.................................................................... Stikeman Elliott LLP, Lawyers for the Petitioner

SCHEDULE “D”

PRESS RELEASE

IAT Reinsurance Company, Ltd.

NEWS RELEASE

MFC AND KELLOGG GROUP ANNOUNCE DEFINITIVE AGREEMENT

NEW YORK (February 7, 2014) - MFC Industrial Ltd. ("MFC" or the "Company") (NYSE: MIL), IAT Reinsurance Company, Ltd. and Peter Kellogg are pleased to jointly announce that they have entered into a settlement agreement pursuant to which, among other things, all outstanding claims and actions between them will be dismissed and they have agreed to work cooperatively to enhance long term value for all MFC's stakeholders.

A copy of the agreement will be filed under the Company's profile on SEDAR at www.sedar.com and on Form 6-K with the United States Securities and Exchange Commission in due course.

About MFC Industrial Ltd.

MFC is a global commodity supply chain company and is active in a broad spectrum of activities, including its integrated commodities operations, mineral and hydrocarbon interests, which focus on metals, energy, chemicals, plastics and wood products. MFC also provides logistics, financial and risk management services to producers and consumers of commodities. Our global business activities are supported by our captive commodities sources through strategic direct or indirect investments and other commodities sources secured by us from third parties.

To obtain further information on the Company, please visit its website at www.mfcindustrial.com.

About IAT

IAT is a Class 3-A Bermuda-domiciled reinsurer. IAT’s head office is located at 48 Wall Street, 30th Floor, New York, NY 10005. IAT is an active underwriter of commercial and personal lines property and casualty reinsurance and insurance, directly and through its eight wholly-owned insurance subsidiaries domiciled and licensed in the US.